THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

XERIUM TECHNOLOGIES, INC.
(a Delaware corporation)

ARTICLE ONE

The name of the corporation is Xerium Technologies, Inc. (the “Corporation”).
ARTICLE TWO

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the DGCL.
ARTICLE FOUR
The total number of shares of capital stock that the Corporation shall have authority to issue is 100 shares of common stock, par value $0.001 per share.
ARTICLE FIVE
The business and affairs of the Corporation shall be managed by and under the direction of the Board. Except as otherwise provided in this Certificate of Incorporation, the exact number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws.
ARTICLE SIX
Elections of directors need not be by written ballot unless the Bylaws shall so provide.
ARTICLE SEVEN
Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE EIGHT

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend, rescind or repeal in any respect any or all of the Bylaws.
ARTICLE NINE

To the fullest extent permitted by the DGCL, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Certificate of Incorporation, shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. No amendment to or repeal of this Article Nine shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
ARTICLE TEN

Section 1. Indemnification. The Corporation shall, to the maximum extent permitted under the DGCL and except as set forth below, indemnify, hold harmless, and, upon request, advance expenses to each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Corporation, or, while a director or officer of this Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, manager, officer, partner, employee, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred (and not otherwise recovered) by such person or on behalf of such person, in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in this Article Ten, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

Section 2. Advance of Expenses. Notwithstanding any other provisions of this Certificate of Incorporation, the Bylaws, or any agreement, vote of stockholders or disinterested directors, or arrangement to the contrary, the Corporation shall advance payment of expenses incurred by an Indemnitee in advance of the final disposition of any matter, but only to the extent such advance is not prohibited by applicable law and, then, only upon receipt of an undertaking by or on behalf of the Indemnitee to repay amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article Ten. Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment.

Section 3. Subsequent Amendment. No amendment, termination or repeal of this Article Ten or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, omissions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Section 4. Other Rights. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article Ten.

Section 5. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and this Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of this Corporation under this Article Ten with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, omissions, transactions or facts occurring prior to the date of such merger or consolidation.

Section 6. Savings Clause. If this Article Ten or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article Ten that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 7. Scope of Article. Indemnification and advancement of expenses, as authorized by the preceding provisions of this Article Ten, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by or granted pursuant to this Article Ten shall continue as to a person who has ceased to serve in the capacity which causes such person to be an Indemnitee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or is or was otherwise serving the Corporation against all expenses (including attorney’s fees), judgments, fines or amounts paid in settlement incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article Ten.

Section 9. Reliance. Persons who after the date of the adoption of this provision become or remain Indemnitees shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article Ten in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article Ten shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption of this Certificate of Incorporation.

ARTICLE ELEVEN

The Corporation is to have perpetual existence.
ARTICLE TWELVE

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine, as applied by the courts of the State of Delaware to corporations organized and existing under the DGCL.
ARTICLE THIRTEEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by applicable laws, and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to this reservation.